Exhibit 99.1

Investor and Media Inquiries: Maeve Conneighton Argot Partners 212-600-1902	Willie Quinn Sunesis Pharmaceuticals Inc. 650-266-3716

Sunesis Pharmaceuticals Appoints Industry Veteran H. Ward Wolff to the Board of Directors

SOUTH SAN FRANCISCO, Calif., February 7, 2018 -- Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today announced that H. Ward Wolff has been appointed to the Sunesis Board of Directors. Mr. Wolff brings over 40 years of finance and executive leadership experience to the Board, with 20 years of experience in the life sciences sector, most recently having served as Executive Vice President and Chief Financial Officer of Sangamo Therapeutics, Inc. Mr. Wolff will also be designated chairman of the company’s Audit Committee.

“Ward’s vast experience in healthcare finance and operations will be invaluable to Sunesis as we continue to advance our kinase inhibitor pipeline, led by our non-covalent BTK inhibitor vecabrutinib (SNS-062),” said Dayton Misfeldt, Interim Chief Executive Officer of Sunesis. “We are delighted to have him on the Board and welcome his strategic counsel as we look towards our upcoming milestones for the company, including an interim data update on our ongoing Phase 1b/2 trial in adults with relapsed chronic lymphocytic leukemia (CLL) and other B Cell malignancies.”

“I am excited to be joining the Board of Directors at Sunesis at a time of upward momentum for the Company,” stated Mr. Wolff. “Sunesis has a strong pipeline of differentiated cancer therapeutics, with significant potential for vecabrutinib to become a new treatment option for patients with hematological malignancies. I look forward to working alongside the management team and contributing to the achievement of the company’s strategic plan.”

Ward Wolff was most recently Executive Vice President and Chief Financial Officer of Sangamo Therapeutics, serving at the company from December 2007 until his retirement in March 2017.  Prior to joining Sangamo, he was Senior Vice President, Finance and Chief Financial Officer at Nuvelo. Before his work at Nuvelo, Ward was Chief Financial Officer and Senior Vice President, Finance, at Abgenix, Inc. until April 2006 when Abgenix merged with Amgen Inc. Prior to joining Abgenix, Mr. Wolff held financial management positions in both public and private emerging growth companies, including serving as Senior Vice President and Chief Financial Officer of DoubleTwist, Inc., a life sciences company integrating genomic information and bioinformatics analysis tools. He began his career with Price Waterhouse, where he held a number of positions as a certified public accountant, including Senior Audit Manager.

Mr. Wolff currently serves as a member of a Board of Directors of Portola Pharmaceuticals and Calithera Biosciences. He received a B.A. in economics from the University of California, Berkeley, and an M.B.A. from Harvard Business School.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company developing new oncology therapeutics for the treatment of solid and hematologic cancers. Sunesis has built an experienced cancer drug development organization committed to improving the lives of people with cancer. The Company is focused on advancing its novel kinase-inhibitor pipeline, with an emphasis on establishing proof of concept that its oral non-covalent BTK-inhibitor, vecabrutinib (SNS-062), is effective in ibrutinib-resistant chronic lymphocytic leukemia. Vecabrutinib is currently being evaluated in a Phase 1b/2, open-label, sequential-group, dose-escalation and cohort-expansion study in adults with chronic lymphocytic leukemia, Waldenstrom’s macroglobulinemia, or mantle cell lymphoma who have progressed after prior therapies. Beyond the development of vecabrutinib, the Company has two other kinase inhibitor programs, including the Takeda-partnered pan-RAF inhibitor TAK-580, which is in solid tumor trials, and Sunesis’ proprietary preclinical PDK1 inhibitor SNS-510, which is in preclinical development with an IND submission planned in 2019.  PDK1 is a master kinase that activates other kinases important to cell growth and survival including members of the AKT, PKC, RSK and SGK families.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to the continued development of vecabrutinib (SNS-062), including the timing of Phase 1b/2 trial of vecabrutinib and the therapeutic potential of vecabrutinib, further development and potential of its kinase inhibitor pipeline, and planned development of SNS-510. Words such as “future,” “look forward,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk related to the timing or conduct of Sunesis' clinical trials, including the vecabrutinib Phase 1b/2 trial, the risk that Sunesis' clinical or preclinical studies for vecabrutinib, SNS-510 or other product candidate may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, risks related to the timing or conduct of Sunesis' clinical trials, that Sunesis' development activities for vecabrutinib or SNS-510 could be otherwise halted or significantly delayed for various reasons, that Sunesis may not be able to receive regulatory approval of vecabrutinib, or SNS-510 in the U.S. or Europe, and risks related to Sunesis' ability to raise the capital that it believes to be accessible and is required to fully finance the development and commercialization of vecabrutinib, SNS-510 and other product candidates. These and other risk factors are discussed under "Risk Factors" and elsewhere in Sunesis' Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and Sunesis' other filings with the Securities and Exchange Commission.  Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein reflect any change in Sunesis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.